                                    AGREEMENT

         AGREEMENT, dated as of December 31, 1997 (the "AGREEMENT"), between SILICON GRAPHICS, INC., a Delaware corporation (the "COMPANY") and EDWARD R. MCCRACKEN (the "EXECUTIVE").


         WHEREAS, the Executive currently serves as the Chairman and Chief Executive Officer of the Company, having served as Chief Executive Officer since 1984 and Chairman since 1994; and

         WHEREAS, in October 1997 the Executive informed the Board of Directors of the Company (the "BOARD") of his intention to step down from his role as Chairman and Chief Executive Officer and agreed at the request of the Board to continue as Chairman and Chief Executive Officer during the search for a successor; and

         WHEREAS, the Company and the Executive wish to set forth in this Agreement their understandings and agreements with respect to the Executive's resignation and his responsibilities and compensation in connection with the transition to his successor;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows (capitalized terms used herein without definition having the meanings assigned thereto in
Section 11 below):


         1.   RESIGNATION

         (a) RESIGNATION AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER. The Executive hereby resigns as Chairman and Chief Executive Officer as of the earlier of June 15, 1998 and the effective date of the appointment of the Executive's successor as Chief Executive Officer (such earlier date being referred to in this Agreement as the "TERMINATION DATE"). At the request of the Executive's successor, the Executive will, at any time after the Termination Date, resign as a member of the Board. Except as provided in
Section 2 below, the Executive also resigns as of the Termination Date from any other position as an employee or director of any subsidiary of the Company with which he holds such a position. No further action on the part of the Executive will be required to effect or evidence such resignations, which are hereby accepted by the Company.

         (b) STATUS UNTIL THE TERMINATION DATE. Until the Termination Date, the Executive shall continue as Chairman and Chief Executive Officer of the Company, with the

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                                       2


authority and responsibilities of such positions. The Executive shall continue to assist the Company, including the Board and any search committee appointed by the Board, in its search for, and transition to, the Executive's successor as Chief Executive Officer.

         2.   CONTINUED RELATIONSHIP WITH THE COMPANY

         (a) CONSULTING ARRANGEMENT. Following the Termination Date and continuing through June 30, 1999, the Executive shall be retained by the Company as a consultant and shall make himself available on a reasonable basis as requested by the Chief Executive Officer to provide advice and services on matters relating to the transition to new management and to the Company's restructuring program. The Company acknowledges that the Executive's responsibilities as a consultant shall not require his full-time services and shall not preclude him from accepting part-time or full-time employment with a third party, subject, however, to the Executive's compliance with the covenants referred to in Section 7 below. It is contemplated by the parties that the Executive will not be required to devote more than an average of 40 hours per month (exclusive of any time that may be required of the Executive pursuant to Section 10(c) below) to the affairs of the Company following the Termination Date.

         (b) DURATION OF CONSULTING/EMPLOYMENT ARRANGEMENT. The Company agrees to maintain the Executive's consulting arrangement as contemplated by
Section 2(a) until June 30, 1999 and during such period shall have the right to terminate the Executive's arrangement only for Cause.

         (c) STATUS AS INDEPENDENT CONTRACTOR WHILE A CONSULTANT. As a consultant to the Company, the Executive shall act in the capacity of an independent contractor and not as an employee of the Company. The Company shall not exercise direction or control over the Executive in the performance of his services as a consultant. The Executive shall act solely in an advisory capacity and in consequence shall not in any way hold himself out as an officer, employee or (following any resignation from the Board) director of the Company or any of its affiliates, and unless otherwise instructed or authorized in writing shall not have any authority to act for the Company or any of its subsidiaries or affiliates or to give instructions or orders on behalf of, or to make any decisions or commitments for or on behalf of, the Company or any of its subsidiaries or affiliates.

         (d) OFFICE AND SECRETARY. The Company will provide the Executive with an office and shared secretarial assistance through June 30, 1999.

         3.   PAYMENTS.  The Company shall make the following payments to the
Executive:

         (a) SALARY/CONSULTING FEE. In consideration of the Executive's continued

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                                       3

service as Chief Executive Officer through the Termination Date, including his agreement to make himself available for such continued service, if required, until June 15, 1998, the Company agrees to pay the Executive, for the period starting October 1, 1997 and continuing through the Termination Date, an aggregate amount of $900,000 in salary. Such amount shall be in lieu of any further payments of salary at the rate in effect for the Executive prior to the date of this Agreement and shall be paid as follows:

         (i) on the first normal salary payment date for Company officers following the date of this Agreement, the Company will make a cash payment to the Executive of the difference between (A) the amount of salary that the Executive would have earned for all pay periods commencing on or after October 1, 1997 and ending before the date of this Agreement based on a salary rate of $100,000 per month and (B) the amount of salary heretofore earned by the Executive for all such periods; and

         (ii) the balance of the $900,000 shall be paid at the rate of $100,000 per month through June 1998.

For the period July 1, 1998 through June 30, 1999, the Executive will be paid a consulting fee at the rate of $10,000 per month. For so long as the Executive remains an employee of the Company, payments provided for in this
Section 3(a) will be made in accordance with the Company's normal payroll practice; thereafter, all such payments will be made monthly.

         (b) BONUS. For the fiscal year of the Company ending June 30, 1998 ("FISCAL 1998"), the Executive will be eligible to earn a cash bonus of up to $2,800,000. Of this amount, $1,300,000 has been earned based on the Executive's performance to date in assisting in the identification of his successor as Chief Executive Officer, his efforts to facilitate the transition of his responsibilities, and his performance in achieving the Company's strategic objectives. The balance of up to $1,500,000 will be based on the Executive's continuing contribution to the identification of and transition to his successor as Chief Executive Officer and to the attainment of the ten strategic projects discussed at the meetings of the Board held on October 30 and December 15, 1997. The amount of the bonus in addition to the $1,300,000 already earned will be based primarily on the number of goals achieved and the degree to which the identified strategies have been designed, adopted and are being pursued. Substantial achievement of the specified goals and development of most of the identified strategies in Fiscal 1998 would justify the payment of a substantial portion or all of the remaining $1,500,000. The Executive's bonus will be paid at the same time bonus payments are made to other executives of the Company in respect of Fiscal 1998, but in no event later than July 31, 1998.

         (c) SEVERANCE. The Company will pay the Executive a severance amount of $3,250,000, net of any amounts previously loaned to the Executive (including interest thereon in accordance with the terms of any such loans). Of the severance amount, $500,000, net of any such loan amounts, will be paid to the Executive upon the signing of this Agreement, and the balance will be paid within five business days of the Termination Date.

         (d) REIMBURSEMENT OF EXPENSES. The Executive shall be reimbursed in accordance with the policies of the Company for any traveling and other expenses incurred in the performance of the business of the Company.

         4.   STOCK OPTIONS AND RESTRICTED STOCK.

         (a) OUTSTANDING OPTIONS. The Company confirms that the Compensation Committee of the Board has taken all necessary action so that all other stock options awarded to the Executive under the 1993 Plan to purchase shares of the Company's Common Stock will vest as of the Termination Date, to the extent not vested earlier in accordance with their terms. Thereafter, all stock options awarded to the Executive under the 1993 Plan or any other stock option plan of the Company (including the 1987 Nonstatutory Stock Option Plan, the 1986 Incentive Stock Option Plan, the 1985 Stock Incentive Plan and the 1984 Stock Option Plan) will remain outstanding and exercisable by the Executive until the earlier of (i) 30 days following the end of the Continuation Period and (ii) the expiration of the normal term of each such option, and the terms and conditions of each such stock option are hereby modified to the extent necessary to provide for the expiration of such option, to the extent not theretofore exercised or expired, as of 30 days following the end of the Continuation Period. Notwithstanding the foregoing, any stock option the normal expiration of which would occur prior to September 30, 1998 is hereby amended so that the normal expiration date shall be considered to be September 30, 1998. Under no circumstances shall the Company be obligated to lend the Executive all or any portion of the exercise price for any stock options previously awarded to him.

         (b) RESTRICTED STOCK. The July 1997 restricted stock grant made to the Executive under the 1993 Plan shall remain outstanding in accordance with its terms until June 30, 1998, after which, to the extent not vested, it shall expire and the Executive shall have no further rights or interest therein. The terms of such restricted stock grant are hereby modified to the extent necessary to give effect to the preceding sentence.

         (c) NO FURTHER GRANTS. No additional grants or stock options or other equity awards will be made to the Executive under the 1993 Plan or any other equity plan of the Company after the date hereof. Without limiting the generality of the preceding sentence, the Executive will not be eligible for an award of stock options in January 1998 at the time stock options are anticipated to be made generally to officers of the Company.

         5.   OTHER BENEFITS.

         (a) MEDICAL, LIFE INSURANCE, DENTAL BENEFITS. During the Continuation Period,


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                                       5

the Executive and his family will remain eligible for medical, life insurance and dental benefits under the applicable plans of the Company, on the same terms and conditions (including without limitation any provisions concerning payment of premiums, deductibles and co-payments) that apply to senior officers of the Company, PROVIDED HOWEVER, that such eligibility shall cease prior to the end of the Continuation Period if the Executive becomes eligible to be covered by a comparable program of a subsequent employer, and PROVIDED, FURTHER, that following the date hereof the Executive shall have no right to participate in any equity, incentive, bonus or similar compensation plan or arrangement of the Company or any of its subsidiaries, or in any severance plan or arrangement of the Company or any of its subsidiaries, it being understood that the compensation, benefits and severance provided for in this Agreement shall be in lieu of any compensation, benefits and severance that the Executive might otherwise have been eligible to earn or receive from the Company or any of its subsidiaries under such other plans or arrangements. Nothing in this Agreement, however, shall be construed to alter or in any way impair the Executive's rights to previously earned but deferred compensation.

         (b) MISCELLANEOUS. The Executive will be permitted to retain, without any payment to the Company, the laptop computer, color printer and cellular telephone previously provided to him. The Executive agrees to delete from the memory of such computer, and not to make or retain any copies of, all Confidential Information (as defined in Section 11 below).

         6.   TERMINATION

         (a) DEATH. If the Executive should die before all amounts required to be paid as set forth in Section 3 of this Agreement have been paid, the Executive's beneficiary (or if no beneficiary has been designated, his estate) shall be entitled to receive such payments at the time they would have been paid to the Executive, PROVIDED, HOWEVER, that in lieu of such payment schedule, the Executive's beneficiary (or if no such beneficiary is designated, his estate) may elect, by written notice to the Company given not more than 90 days following the date of the Executive's death, to receive all such amounts that have not theretofore been paid in a single lump sum equal to the present value of all such payments, EXCEPT that the portion of the Executive's bonus for Fiscal 1998 in excess of the $1,300,000 already earned shall not be subject to early payment to the Executive's beneficiary or estate but shall instead be determined and paid as provided in Section 3(b). For purposes of the previous sentence, present value shall be calculated on the basis of the applicable short-term federal interest rate (applicable to loans with monthly compounding) as determined pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended, for the month in which death occurs.

         (b) TERMINATION WITHOUT CAUSE. If the Company terminates the Executive's status as Chairman and Chief Executive Officer of the Company prior to the Termination Date, or, following the Termination Date but before June 30, 1999, terminates the Executive's consulting or employment arrangement provided for in Section 2 above, in any such case without

Cause, then all amounts due to the Executive under this Agreement shall become immediately due and payable and shall be paid to the Executive in a lump sum. For purposes of calculating the amount due hereunder, if the Executive's bonus for Fiscal 1998 has not been determined as of the date of termination, then it will be assumed that the Executive would have earned the maximum bonus provided for in Section 3(b). In the event of such termination without Cause, the Executive and, in the case of the benefits provided for in
Section 5(a), the members of his family, shall remain entitled to the benefits provided for in this Agreement as though the Executive's employment had continued until June 30, 1999.

         (c) TERMINATION FOR CAUSE; RESIGNATION. If the Company terminates the Executive's status as Chairman and Chief Executive Officer of the Company prior to the Termination Date, or, following the Termination Date but before June 30, 1999, terminates the Executive's consulting or employment arrangement provided for in Section 2 above, in any such case for Cause, or if the Executive resigns as Chairman and Chief Executive Officer of the Company prior to the Termination Date, the Company shall pay the Executive
(i) all amounts of salary earned through the effective date of termination or resignation, (ii) if not previously paid, the $1,300,000 portion of the Executive's bonus for Fiscal 1998 that has already been earned and (iii) the unpaid balance, if any, of the severance amount provided for in Section 3(c), all of which amounts shall be paid at the times provided for in this Agreement. Except as provided in the previous sentence, the Company shall have no obligation to make any further payment of bonus or to provide benefits continuation under Section 5(a) following the effective date of termination. If the Executive resigns from the consulting arrangement provided for in Section 2 above following the Termination Date but before June 30, 1999, the Company shall be relieved of any obligation to pay the Executive consulting fee in respect of periods following the effective date of resignation, but shall make all other payments provided for herein (including the full amount of the Executive's bonus for Fiscal 1998, determined in accordance with Section 3(b)) at the times provided for such payments; the Executive's resignation, however, will result in termination of the Continuation Period and, consequently, the rights of the Executive (and his family) under Section 5(a) above shall terminate.

         7.   CERTAIN COVENANTS.

         (a) CONFIDENTIAL INFORMATION. The Executive agrees that he will not, whether during the Continuation Period or thereafter, make use, for his own benefit or the benefit of any other person or entity, of any Confidential Information of any kind or character, nor divulge Confidential Information except to the extent the Company's Chief Executive Officer or its board of directors may so authorize in writing, and that within 10 days of the Termination Date he will surrender to the Company all records, in whatever form maintained (including without limitation records maintained as computer files) and other documents and materials obtained by him or entrusted to him during the course of his employment by the Company or any of its subsidiaries or affiliates (together with all copies thereof) which relate to any such Confidential Information.

Nothing set forth in this Section 7(a), however, shall be interpreted to prohibit the Executive from disclosing any such information as may be required by law, including pursuant to any court or government decree and/or subpoena. The obligations of this Section 7(a) shall survive any termination of the Executive's employment or consulting relationships with the Company and any termination of this Agreement.

         (b) COMPETITION; SOLICITATION. In consideration of the Company's obligation to pay the amounts provided for in Section 3 and its other undertakings set forth herein, the Executive agrees that, during the period beginning on the date of this Agreement and continuing through June 30, 1999, he will not, without the express written consent of the Board (which consent may be withheld in the sole discretion of the Board):

              (i) directly or indirectly hire or attempt to hire any person who is, or during the 90 days preceding Termination Date was, employed by the Company or any of its subsidiaries; or

              (ii) solicit, in competition with the Company or any of its subsidiaries, any business of any person or entity who is or was a customer or client of the Company or any of its subsidiaries; or

              (iii) engage in any activities, whether as employee, director, consultant, agent, proprietor, owner, partner, contractor, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), or otherwise, with or for the account of any corporation or firm engaged in the Computer Systems Business that competes with the Company or any of its subsidiaries.

Anything in this Agreement to the contrary notwithstanding, the Company agrees that the Executive's continued service as a member of the board of directors of National Semiconductor Corporation shall not constitute a violation of the Executive's obligations under this Section 7(b).

         (c) NON-DISPARAGEMENT. The Executive and the Company agree that, from and after the date of this Agreement and continuing until one year after the end of the Continuation Period, each party shall not, in any communications with the press or other media, any customer or client of the Company or any of the Company's affiliates, criticize, ridicule or make any statement which disparages or is derogatory of the other party or, in the case of communications by the Executive, of the Company's divisions or affiliates or any of its or their senior officers or directors. For purposes of the foregoing covenant, a statement shall be attributable to the Company if made or authorized by any of its senior corporate executives having the rank of Senior Vice President or higher, internal or retained public relations or communications staff or any member of the Board.

         (d) REMEDIES. Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Section 7, it is expressly agreed that if the Executive materially breaches the covenants set forth in
Section 7 and fails to cure such breach to the reasonable satisfaction of the Company within 30 days after written notice thereof, any further obligations of the Company pursuant to this Agreement (including without limitation pursuant to Section 3 hereof, but not including the severance payments provided for in Section 3(c) and the $1,300,000 portion of the Executive's bonus for Fiscal 1998 that has already been earned) shall be canceled. In addition, both the Executive and the Company acknowledge that a breach of any of the covenants contained in this Section 7 (in the case of a breach by the Executive) or in Section 7(c) (in the case of a breach by the Company) may result in material irreparable injury to the other party for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Executive or the Company, as the case may be, shall be entitled, in addition to any other rights or remedies he or it may have (including without limitation the remedy provided in the preceding sentence), to obtain a temporary restraining order and/or a preliminary or permanent injunction enjoining or restraining the Executive or the Company, as the case may be, from engaging in activities prohibited by Section 7 of this Agreement or requiring his or its compliance with the affirmative obligations provided for in such Section.

         8. TAX WITHHOLDING. All amounts payable to the Executive pursuant to this Agreement shall be subject to all legal requirements with respect to the withholding of taxes. Without limiting the generality of the foregoing, the Executive acknowledges that the Company will withhold applicable taxes from payments of salary, bonus and severance contemplated hereby. The Executive further acknowledges that he shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any relevant tax authorities with respect to consulting fee paid hereunder.

         9. SOURCE OF PAYMENTS. All payments provided under this Agreement, other than payments made pursuant to a benefit plan which may provide otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. The Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

         10.  MISCELLANEOUS

         (a) ENTIRE AGREEMENT/AUTHORIZATION. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any other oral or written understandings relating to the Executive's employment by the Company or to his rights, benefits and obligations upon termination of such employment, including without limitation the employment continuation agreement between the Executive and the Company as amended as of October 21, 1993, BUT EXCLUDING the Amended and Restated Indemnification Agreement, dated as of October 22, 1992, between the Executive and the Company, which shall continue in full force and effect. Without limiting the generality of the preceding sentence, the compensation, benefits and severance provided for in this Agreement shall be in lieu of any compensation, benefits and severance that the Executive might otherwise have been eligible to earn or receive through the end of the Continuation Period. This Agreement cannot be amended or modified except by a writing signed by all such parties. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. The Company represents and warrants that it has full power and authority, and has taken all necessary action and obtained any necessary corporate approvals, in order to enter into this Agreement and fulfill its obligations hereunder.

         (b)  FULL SATISFACTION/WAIVER.

         (i) The Executive acknowledges and agrees that the compensation and other benefits provided for in this Agreement will constitute, in the aggregate, full satisfaction of all claims for payment or other benefits that the Executive may have against the Company or any of its subsidiaries arising out of (A) his employment by the Company or his status as an officer and director of the Company or any of the Company's subsidiaries,
    (B) the termination of such employment and status and (C) the services he will perform as a consultant pursuant to Section 2 above. Nothing in this Agreement, however, shall be construed to alter or in any way impair the Executive's rights to previously earned but deferred compensation.

         (ii) In consideration of the agreements set forth herein, the Company, on the one hand, and the Executive, on the other hand, release and waive all claims, causes of action or the like arising on or before the date hereof, regardless of whether or not known at present (INCLUDING WITHOUT LIMITATION, in the case of the Executive, any claims arising under the Age Discrimination in Employment Act of 1967 ("ADEA"), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, The Americans with Disabilities Act of 1990, or any other federal, state or local statute or ordinance, BUT EXCLUDING, in the case of both the Company and the Executive, any claims that arise out of an asserted breach of the terms of this Agreement), that either has or may have in the future against the other, and in the case of the Company, its successors, shareholders, directors, officers, agents and employees, regarding all matters relating to the Executive's service as an officer and director of the Company or any of its subsidiaries and to the termination of such relationships, including, without limitation, all claims related to the payment of compensation and benefits and all claims arising under any Federal or state statute or regulation. Without limiting the generality of the preceding sentence, the Executive specifically waives the provisions of Section 1542 of the California Civil Code, which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him [might] have materially affected his settlement with the debtor." Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims described herein, whether known or unknown, and that this Agreement contemplates the extinction of any and all such claims, including claims for attorney's fees. Furthermore, the Executive expressly waives any right to assert hereafter that any such claim, demand, obligation, or cause of action, has, through ignorance or oversight, been omitted from the scope of this Agreement.

         (iii) In addition to the general and specific release and waiver of claims contained above, the Executive specifically waives any rights or claims he may have under ADEA against the Company and its successors, shareholders, directors, officers, agents and employees. As contemplated under ADEA, the Executive shall have up to 21 days from receipt of this Agreement to accept its terms, although the Executive may accept the Agreement at any time within those 21 days. The Company hereby advises the Executive to consult with, and the Executive hereby acknowledges that he has consulted with, his own personal legal counsel concerning any questions about the Agreement. This Agreement will not become effective or enforceable until seven days following the date the Executive signs and returns it to the Company. During that seven-day period, the Executive may rescind the Agreement by notifying the Company in writing that he no longer wishes to enter into the Agreement, in which event the Company shall not be required to provide the Executive with any payment or benefit hereunder.
    If the Executive does not rescind the Agreement, the eighth day after the date of the Executive's acceptance will be the "effective date" of this Agreement.

         (c) COOPERATION. The Executive agrees that he will, upon the Company's or its agent's request and reasonable notice, cooperate with the Company in connection with any claim or litigation or other matter about which the Executive may have relevant information. Upon request, the Executive will also provide the Company with information that he obtained from his employment or consulting arrangement with the Company regarding the Company's business or operations. Additionally, the Executive will immediately notify the Company's General Counsel if he receives any written or oral request for information from any persons, or their counsel, who are asserting or investigating claims or litigation asserted against, or otherwise adverse to, the

Company. The Executive will not disclose information to such persons except as required by legal process.

         (d) NO DUTY TO MITIGATE; NO OFFSET. The Executive shall have no duty of mitigation with respect to amounts payable to him pursuant to this Agreement or other benefits to which he is entitled pursuant hereto, and subject to the specific provisions concerning medical, dental and insurance plans set forth in
Section 5(a) above, no amounts payable to the Executive pursuant to hereto, or other benefits to which he is entitled pursuant hereto, will be offset or reduced by any compensation, payments or benefits he may receive from a subsequent employer.

         (e) ASSIGNMENT AND DELEGATION. Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable by the Executive without the Company's prior written consent; PROVIDED, HOWEVER, that nothing in this Section shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death or disability, or his executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive's heirs and the personal representatives of the Executive's estate. The Company will not consolidate with or merge into, or sell all or substantially all of its assets to, another corporation, partnership or other entity, unless such other corporation, partnership or entity shall assume this Agreement, and upon such assumption the Executive and the successor corporation, partnership or other entity shall become obligated to perform all of the terms and conditions set forth herein.

         (f) HEADINGS. The headings of the Sections of this Agreement are included solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of such Sections.

         (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (h) GOVERNING LAW. This Agreement is to be governed by and interpreted in accordance with the laws of the State of California, without giving effect to the choice-of-law provisions thereof.

         (i) DISPUTE RESOLUTION. In the event of any dispute, claim, question, controversy or disagreement arising under or in connection with this Agreement, the parties agree to use their best efforts to settle such matters in an amicable manner. Initially, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such resolution within a period of six weeks, then upon written notice by either party to the other, any unresolved matter shall be submitted to confidential mediation conducted by a mediator mutually acceptable to each of them.
Either party may, without inconsistency with this Agreement, apply to any court having jurisdiction and seek injunctive relief so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved. The site of the mediation shall be in San Francisco, California. Following resolution of all claims between the parties in a mediation or legal proceeding, the Company shall promptly reimburse the Executive for all legal fees and expenses incurred by the Executive in connection any claim to enforce his rights under this Agreement, except for any claim which shall have been determined, in such mediation or legal proceedings, to have been brought by the Executive in bad faith.

         11.  DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings indicated below:

         "CAUSE" means any of (i) the grounds for termination of employment specified in Section 2924 of the California Labor Code, (ii) a material breach by the Executive of any of the covenants referred to in Section 7 above which the Executive fails to cure to the reasonable satisfaction of the Company within 30 days after delivery of written notice thereof to the Executive or (iii) conviction of the Executive of any felony or any other crime resulting in material harm to the financial condition or business reputation of the Company or any of its subsidiaries.

         A corporation or other firm will be considered to be engaged in the "COMPUTER SYSTEMS BUSINESS" if it is engaged in the design, manufacture or marketing of desktop or deskside computer systems, servers, graphics microprocessors or graphics hardware components, or in any combination of such activities.

         "CONFIDENTIAL INFORMATION" means information concerning the business or financial affairs of the Company or any of its subsidiaries which (i) has not been disclosed publicly by the Company or one of its subsidiaries and (ii) is otherwise not a matter of public knowledge or is a matter of public knowledge but the Executive has reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Confidential Information may include, without limitation, client lists of the Company and its subsidiaries, their respective trade secrets and technological know-how, information concerning products under development or for which patent applications are pending or in preparation, confidential information about (or provided by) any customer or supplier, or prospective or former customer or supplier, information concerning the business or financial affairs of the Company or any of its subsidiaries, including books and records, commitments, procedures, plans and prospectus, strategies, or current or prospective transactions or business, and any other "inside information".

         "CONTINUATION PERIOD" means the period beginning on the date of this Agreement and ending on June 30, 1999, PROVIDED, HOWEVER, that if the Executive's employment is terminated for Cause prior to June 30, 1999, or if the Executive either resigns as Chairman and Chief Executive Officer prior to the Termination Date or, following the Termination Date but prior to June 30, 1999 resigns from the consulting arrangement provided for in
    Section 2 above, then the Continuation Period shall end as of the effective date of such termination or resignation.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              SILICON GRAPHICS, INC.



                                      William M. Kelly
                              ----------------------------------------
                              Name:   William M. Kelly
                              Title:  Senior Vice President

                              APPROVED BY THE BOARD OF DIRECTORS:


                                      C. Richard Kramlich
                              ----------------------------------------
                              Name:   C. Richard Kramlich
                              Title:  Chairman, Compensation and Human
                                      Resources Committee

                              EXECUTIVE



                                   Edward R. McCracken
                              ----------------------------------------
                                   Edward R. McCracken